Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES OF SIBANYE GOLD LIMITED (AS OF 31 DECEMBER 2016)

Ezulwini Mining Company Proprietary Limited, incorporated in South Africa

Rand Uranium Proprietary Limited, incorporated in South Africa

Sibanye Rustenburg Platinum Mines Proprietary Limited, incorporated in South Africa